Exhibit 99.1

Gulfport Energy Reports First Quarter 2024 Financial and Operational Results

OKLAHOMA CITY (April 30, 2024) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the three months ended March 31, 2024 and provided an update on its 2024 development plan and financial position.

First Quarter 2024 and Recent Highlights

●	Delivered total net production of 1,053.7 MMcfe per day, in line with analyst consensus expectations

●	Reported $52.0 million of net income and $185.7 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $188.0 million of net cash provided by operating activities and $38.8 million of adjusted free cash flow(1), above analyst consensus expectations

●	Incurred capital expenditures of $124.4 million, below analyst consensus expectations

●	Reduced total debt outstanding by $31.0 million as compared to December 31, 2023 and had $87.0 million of outstanding borrowings under the revolving credit facility with liquidity totaling $757.4 million as of March 31, 2024

●	Repurchased approximately 210 thousand shares for approximately $29.5 million during the first quarter of 2024

●	Repurchased approximately 4.6 million(2) shares of common stock at a weighted average price of $93.77 per share, totaling approximately $429.1 million, since the inception of the repurchase program in March 2022

●	Reaffirmed borrowing base of $1.1 billion with elected commitments remaining at $900 million

John Reinhart, President and CEO, commented, “Gulfport started the year strong, highlighted by the improvement in operational efficiencies leading to capital spending below analyst expectations, robust adjusted free cash flow generation allowing us to continue returning capital to shareholders through our common stock repurchase program and continued strong performance from the Company’s initial Marcellus development on our stacked pay acreage in Belmont County, Ohio.”

Reinhart continued, “We remain committed to developing our assets in an efficient and responsible manner and given the current low natural gas price environment, we have elected to defer certain drilling and completion activities to the second half of 2024. We expect this shift in the timing of 2024 capital spending will result in an accretive financial uplift to our development plan and provide further optionality pending market conditions. The company reaffirms its full year guidance and will continue to assess the timing and level of development activity in order to maximize value and maintain flexibility. Despite today’s volatile commodity backdrop, the Company continues to forecast robust adjusted free cash flow generation during 2024, driven by improving capital efficiencies and our focus on more liquids-rich development throughout the year. We plan to continue the return of capital to our shareholders and, excluding acquisitions, expect to allocate substantially all our full year 2024 adjusted free cash flow towards common stock repurchases.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	As of April 25, 2024.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the first quarter of 2024:

	Quarter Ended March 31, 2024
	Gross	Net	Lateral Length
Spud
Utica	5	4.7	16,000
SCOOP	—	—	—

Drilled
Utica	7	6.4	19,200
SCOOP	1	0.6	12,400

Completed
Utica	5	4.98	19,200
SCOOP	—	—	—

Turned-to-Sales
Utica	5	4.98	19,200
SCOOP	—	—	—

Gulfport’s net daily production for the first quarter of 2024 averaged 1,053.7 MMcfe per day, primarily consisting of 831.3 MMcfe per day in the Utica/Marcellus and 222.4 MMcfe per day in the SCOOP. For the first quarter of 2024, Gulfport’s net daily production mix was comprised of approximately 92% natural gas, 6% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Production
Natural gas (Mcf/day)	973,564	944,408
Oil and condensate (Bbl/day)	3,329	4,729
NGL (Bbl/day)	10,031	14,096
Total (Mcfe/day)	1,053,722	1,057,359
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$2.13	$3.32
Impact from settled derivatives ($/Mcf)	$0.75	$—
Average price, including settled derivatives ($/Mcf)	$2.88	$3.32
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$71.64	$72.16
Impact from settled derivatives ($/Bbl)	$0.04	$(1.04)
Average price, including settled derivatives ($/Bbl)	$71.68	$71.12
NGL:
Average price without the impact of derivatives ($/Bbl)	$30.79	$31.46
Impact from settled derivatives ($/Bbl)	$(1.25)	$0.77
Average price, including settled derivatives ($/Bbl)	$29.54	$32.23
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.48	$3.71
Impact from settled derivatives ($/Mcfe)	$0.68	$—
Average price, including settled derivatives ($/Mcfe)	$3.16	$3.71
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.18	$0.21
Taxes other than income ($/Mcfe)	$0.09	$0.11
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.90	$0.92
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.11	$0.10
Interest expenses ($/Mcfe)	$0.16	$0.14

Capital Investment

Capital investment was $124.4 million (on an incurred basis) for the first quarter of 2024, of which $106.4 million related to drilling and completion (“D&C”) activity and $18.0 million related to maintenance leasehold and land investment.

Common Stock Repurchase Program

Gulfport repurchased approximately 210.1 thousand shares of common stock at a weighted-average share price of $140.39 during the first quarter of 2024, totaling approximately $29.5 million. As of April 25, 2024, the Company had repurchased approximately 4.6 million shares of common stock at a weighted-average share price of $93.77 since the program initiated in March 2022, totaling approximately $429.1 million in aggregate. The Company currently has approximately $220.9 million of remaining capacity under the $650 million authorized share repurchase program.

Financial Position and Liquidity

As of March 31, 2024, Gulfport had approximately $8.2 million of cash and cash equivalents, $87.0 million outstanding borrowings under its revolving credit facility, $63.8 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at March 31, 2024, totaled approximately $757.4 million, comprised of the $8.2 million of cash and cash equivalents and approximately $749.2 million of available borrowing capacity under its revolving credit facility.

Credit Facility Borrowing Base Redetermination

On April 18, 2024, Gulfport completed its semi-annual borrowing base redetermination during which the borrowing base was reaffirmed at $1.1 billion with elected commitments remaining at $900 million.

2024 Guidance

The Company is reaffirming its full year 2024 guidance previously issued on February 27, 2024. In response to the current natural gas environment, the Company has elected to defer certain drilling and completion activities until the second half of 2024 and anticipates the shift in this activity will result in a negligible impact to its full year 2024 net production. Gulfport now forecasts approximately 65% of its D&C capital expenditures will be invested during the first half of 2024.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

First Quarter 2024 Conference Call

Gulfport will host a teleconference and webcast to discuss its first quarter of 2024 results beginning at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 1, 2024.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from May 1, 2024 to May 15, 2024, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13745721.

Financial Statements and Guidance Documents

First quarter of 2024 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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